Exhibit 21.1

CONCEPTUS, INC.

LIST OF SUBSIDIARIES

As of December 31, 2012

Foreign Subsidiary	Jurisdiction in Which Incorporated or Organized
Conceptus SAS	France
Conceptus BV	The Netherlands
Conceptus Medical Limited	United Kingdom
Conceptus Costa Rica, S.R.L.	Costa Rica